Exhibit 99.a.1.a
Jacob Internet Fund Inc.
Articles of Amendment
to
Articles of Incorporation
          Jacob Internet Fund Inc., a Maryland corporation (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
          FIRST : The only sentence of ARTICLE SECOND of the Articles of Incorporation of the Corporation is hereby amended to read as follows:
          The name of the corporation (hereinafter called the “Corporation”) is Jacob Funds Inc.
          SECOND : The Articles of Incorporation of the Corporation are further amended by redesignating the existing class of shares of capital stock referred to in ARTICLE FIFTH, Section 4 from “Jacob Internet Fund Inc. Common Stock” to “Jacob Internet Fund.”
          THIRD : The foregoing amendments do not change the outstanding capital stock of the Corporation or the aggregate par value thereof.
          FOURTH : The foregoing amendments have been approved by the Board of Directors and are limited to changes expressly permitted by Section 2-605 of the Maryland General Corporation Law.
          FIFTH : The Corporation is registered as an open-end management investment company under the Investment Company act of 1940.
          SIXTH : The foregoing amendments to the Articles of Incorporation of the Corporation shall become effective on December 22, 2009.
          IN WITNESS WHEREOF, Jacob Internet Fund Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its Chairman, President and Chief Executive Officer and attested to by its Secretary on December 22, 2009; and its Chairman, President and Chief Executive Officer acknowledges that these Articles of Amendment are the act of Jacob Internet Fund Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.
[signatures begin on next page]

ATTEST:		Jacob Internet Fund Inc.

By:	/s/ Francis J. Alexander Francis J. Alexander, Secretary	By:	/s/ Ryan I. Jacob Ryan I. Jacob, Chairman, President and
Chief Executive Officer

2